HAGERTY Q1 2023 | 2 S T O C K H O L D E R L E T T E R A Burgeoning Opportunity As a car aficionado, the best day of the year to me is the day when the snow finally disappears and I get to fire up my red ’67 Porsche 911S and take to the road for the first drive of the season. There is no better, freer feeling. I am certainly not alone in my affection for this spring ritual. As I have noted before, there are 67 million self-described car enthusiasts in the U.S. All told, they own 45 million collectible vehicles with a combined value of roughly $1 trillion dollars. There are many hobbies out there on which people spend their discretionary cash, but car love is a passion without equal in the United States. We remain a car-crazy nation more than 100 years after Mr. Ford’s Model T assembly line, with no signs of abating. Hagerty’s one-of-a-kind ecosystem of products and services is designed to help enthusiasts get the most out of the love that they have for all things automotive. We insure their cars and connect them to cool car experiences, and, in the process, connect them with other car people. We provide them with trustworthy data so they can make wise buying and selling decisions. We entertain them with our exclusive events, Hagerty Drivers Club magazine (read by 1.9 million) and our YouTube channel (2.6 million subscribers). We also actively protect and celebrate America’s automotive heritage, including administering the National Historic Vehicle Register. Dear Hagerty Stockholders, Members and One Team Hagerty,

HAGERTY Q1 2023 | 3 Today, however, I want to highlight the early-stage progress of a new addition to our ecosystem, one that I have briefly referenced in past letters to you – Hagerty Marketplace and Broad Arrow Group. Our Marketplace website is in the beta- stage of development and offers several ways for our members to buy and sell cars – via our Classified ad listings and through online auctions. This is a powerful resource for enthusiasts and represents a massive market opportunity for us. During 2022, approximately 300,000 vehicles on Hagerty’s insurance books traded hands with a value of $12.5 billion. To put this into perspective, this is nearly 10 times the volume being sold by the largest competitor today, and our eye is on delivering a compelling value proposition to car lovers and capturing as big a slice of that pie as we can. The obvious question is, “Why will Hagerty members choose to buy and sell on Marketplace instead of directly through a website like Craigslist?” Scale is a part of the answer. If you put a collectible car on Hagerty Classifieds, you know it’s going to be seen by a lot of devoted collector car fans, including your fellow Hagerty members. And whether you are a buyer or a seller, you have access to Hagerty Valuation Tools, which has pricing data on nearly 40,000 collectible vehicle models over several decades, so you know what kind of a deal you are getting in the process. We think buyers and sellers will also appreciate knowing that sales made on Marketplace are facilitated by Broad Arrow Group, which has been built by a passionate team of industry veterans and car collectors. Our vision is to bring a new level of trust, simplicity, and accountability to an industry with a track record of asymmetric information benefiting the sellers. If you’ve wire transferred a large sum for a car you bought from a stranger who listed their car in the newspaper classified section, or purchased a car on an auction website that doesn’t broker the deal, you know what an uncomfortable feeling it is. We can also help you finance your purchase. Trust and experience are also at the heart of our live auctions, the first of which took place last August during famed Monterey Car Week, resulting in $55 million in sales. Since then, we have racked up more than $71 million in additional auction and private sales including $31 million sold in March at The Amelia Concours d’Elegance, a Hagerty event that drew record crowds of over 22,000 people. We are proud to announce that in June, Broad Arrow will serve as the official auction house for Porsche’s 75th Anniversary celebration at the Porsche Experience Center in Atlanta. Crossing the block will be a curated selection of the most desirable classic and collectible Porsche motor cars in today’s market. Wielding the gavel will be Lydia Fenet, our dynamic principal auctioneer who was recently featured in a Robb Report article titled “Broad Arrow’s Car Auctioneer Shares How She Keeps the Bidding Fired Up.”

HAGERTY Q1 2023 | 4 Our highly differentiated business strategy results in a powerful, recurring revenue insurance model, and I couldn’t be prouder of the hard work, passion, and dedication of One Team Hagerty. Our teams are engaged and aligned around our ambitions to sustain high growth rates while delivering significantly improved profitability. We are highly focused on realizing this burgeoning opportunity and think investors should be intrigued about the potential of Hagerty Marketplace and our live auctions as we layer on additional products and services to become the one- stop shop for autophiles. We have ambitious goals for our company. But we have always thought big. We suspect you do as well. We are so glad you are on this journey with us. Onward and upward! McKeel Hagerty CEO, Hagerty